Exhibit e 1 a
MAINSTAY FUNDS TRUST

AMENDMENT TO THE DISTRIBUTION AGREEMENT

This Amendment (the “Amendment”) dated as of October 1, 2010, amends the Distribution Agreement dated as of November 10, 2009, between MainStay Funds Trust (the “Trust”),, and NYLIFE Distributors LLC, (the “Distributor”) (the “Agreement”).

WHEREAS, the Trust and the Distributor wish to amend the Agreement in certain respects as more fully set forth below.

NOW THEREFORE, the parties hereby amend the Agreement as follows:

1.	The following Section is hereby added to the Agreement:

Section 12.  Advertising Materials

Other than the currently effective Prospectus, the Distributor will not issue any advertising materials in connection with the sale of Shares, except for advertising materials which conform with the requirements of federal and state securities laws and regulations and rules of the Financial Industry Regulatory Authority.  The Distributor agrees to cease use and publication of any advertising materials used in the sale of Shares upon reasonable objection of the Trust.

2.
Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.  Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

NYLIFE DISTRIBUTORS LLC

By:	/s/ Stephen P. Fisher
	Name:	Stephen P. Fisher
	Title:	President and Chief Operating Officer

MAINSTAY FUNDS TRUST

By:	/s/ Stephen P. Fisher
	Name:	Stephen P. Fisher
	Title:	President of the Fund